Exhibit 10.1

SERVICE AGREEMENT

between

Dialogic, Inc.

and

Nick Jensen

CONTENT

1	Commencement of Employment	3

2	Duties and Responsibilities	3

3	Place of Work	4

4	Working Hours	4

5	Base Salary	4

6	Pension	5

7	Bonus	5

8	Share Based Incentives	5

9	Special Benefits	5

10	Holidays etc.	6

11	Sickness	6

12	Interests in other Businesses	6

13	Confidentiality	7

14	Intellectual Property Rights	7

15	Termination and Retirement	8

16	Severance Pay	8

17	Termination for Breach	9

18	IT Security	9

19	Company Policies and Guidelines	9

20	Acceptance of Gifts	9

21	Travels and Entertainment	10

22	Deductions from Wages	10

23	Miscellaneous	10

24	Choice of Law and Venue	10

This service agreement (the “Agreement”) is entered to be effective as of October 1, 2010:

Dialogic, Inc.

926 Rock Avenue

San Jose, California 95131

USA

(the “Company”)

and

Mr. Nick Jensen

C/O Dialogic Inc.

926 Rock Avenue

San Jose, California 95131

(the “CEO”)

WHEREAS: The Company wishes to employ the CEO and the CEO wishes to undertake such employment.

NOW, IT IS HEREBY AGREED AS FOLLOWS:

1	Commencement of Employment

1.1	The CEO has since October 1, 2010 served the Company as the Company’s Chief Executive Officer.

1.2	This Agreement replaces all previous agreements regarding the CEO’s employment with the Company whether written or verbal, including the existing Service Agreement of 28 September 2006 as amended thereafter, which is of no further force and effect. This agreement shall have an initial term ending on December 31, 2012 after which it may be renewed with the written agreement of both parties.

2	Duties and Responsibilities

2.1	The CEO shall be responsible for the day-to-day management of the Company and its subsidiaries from time to time as directed by the Board of Directors and subject to the instructions and guidelines laid down by the Board of Directors.

2.2	The CEO shall perform his duties in accordance with applicable US law as well as in accordance with the Company’s Articles of Association, and in accordance with such general and specific directions and instructions given to him by the Board of Directors.

2.3	The CEO agrees to use his best efforts to promote the interests of the Company and to discharge faithfully, diligently and to the best of his ability the responsibilities and duties of the employment.

3	Place of Work

3.1	The CEO shall perform the services from the Company’s address from time to time, presently at 926 Rock Avenue, San Jose, California 95131, USA. The CEO is, however, entitled to work from home provided that working from home is compatible with the operations of the Company.

3.2	The CEO acknowledges and accepts that extensive travelling will be required all over the world.

4	Working Hours

4.1	The CEO undertakes to apply his full working capacity in the performance of the duties assigned to him by the Company.

4.2	The CEO shall be obliged to work a minimum of 37 hours (excluding lunch) per week. The CEO will be required and agrees to work such additional hours as are necessary to fulfil his responsibilities. The agreed remuneration includes payment for such additional work.

5	Base Salary

5.1	The annual gross base salary shall be $500K CAD], which shall be payable monthly in arrears by 1/12 no later than on the last business day of each month.

5.2	The base salary shall be subject to review once a year in January, the first time in January 2012, with the adjustment, if any, to be effective from 1 January of the said year.

5.3	Upon request of the Company, the CEO shall be under an obligation to undertake directorships and/or offices in the Company’s subsidiaries and Companies in which the Company holds an interest. Any payment for such directorships/offices shall be set off in the CEO’s base salary. If the CEO’s employment is terminated, the CEO shall, upon the Company’s request, immediately and irrespective of whether the CEO’s notice period has expired, vacate any directorships/offices, and if so required by the Company he shall sign letters of resignation to facilitate the CEO vacating the said directorships/offices.

6	Pension

6.1	The CEO is not covered by any pension scheme established by the Company.

7	Bonus

7.1	The CEO shall be entitled to an annual discretionary bonus to be decided by the Board of Directors with a target of 100 percent of the CEO’s base salary.

7.2	Normally, the bonus will be paid out with the salary the month after the Company’s accounts have been approved by the shareholders.

8	Share Based Incentives

8.1	To the extent that the Company establishes a stock option or similar scheme, the CEO shall be eligible for participation in such a scheme. The terms and conditions of the scheme shall be determined by the Board of Directors and set out in a separate document.

9	Special Benefits

9.1	The Company shall for work purposes place a laptop at the CEO’s disposal.

9.2	The Company shall pay for the subscription and reasonable operating costs of a mobile phone, fixed line telephone at home, mobile broadband and internet connection at home.

9.3	Upon notice of termination of the employment - for whatever reason - the Company may decide that the said special benefits shall no longer be provided, and throughout the notice period no compensation shall be paid. The CEO cannot exercise any lien on the special benefits or other items belonging to the Company for any claim against the Company.

9.4	Any tax consequences for the CEO of the above-mentioned special benefits shall be of no concern to the Company.

10	Holidays etc.

10.1	In addition to statutory Danish national holidays, the CEO shall be entitled holidays and vacation in accordance with Company’s standard policies. The Danish Holiday Act (in Danish: ferieloven) shall not apply to the CEO.

10.2	The CEO shall take his holidays with due regard to the needs of the Company and the continuity of the business. The CEO shall notify the Board of Directors and the SVP of Human Resources in advance of his holidays.

10.3	The CEO shall take his annual holidays within the calendar year in question and any holidays not taken cannot be transferred to the subsequent calendar year. No holiday pay is payable to the CEO neither in connection with the annual holidays nor upon the termination of the CEO’s employment irrespective of whether the CEOs has been able to take his holidays prior to termination of the employment.

11	Sickness

11.1	The CEO is entitled to receive his normal salary during any period of sickness.

11.2	The Company shall be entitled to terminate the employment giving three month’s notice to expire at the end of a month, in the event that during a period of 12 consecutive months the CEO has received salary during sickness for a total of 120 days.

12	Interests in other Businesses

12.1	The CEO may only with the prior written consent of the Company in each individual case, be a partner, active or passive, in any other business, undertake any paid or unpaid offices or employment, or be engaged or financially interested in any other business activity. The consent of the Company may entail time constraints and/or other limitations.

12.2	Notwithstanding Clause 12.1, the CEO may without the written consent of the Company make portfolio investments in listed companies and other normal portfolio investments provided that such investments are not made in competitors of the Company and provided that such investments do not involve any liability in excess of the amount invested.

13	Confidentiality

13.1	The CEO shall not (neither during the term of this Agreement nor any time thereafter) disclose any confidential information of the Company including but not limited to, technical processes and know-how, intellectual property rights, employee, customer and supplier files and information, project information and investments plans, and communications regarding the Company, to any person other than designated employees, shareholders and board members of the Company, and all such information, either in electronic, printed or verbal form will remain the property of the Company and shall not be used by the CEO (neither during the term of this Agreement nor at any time thereafter) for his own purpose or for any purposes other than those of the Company. In relation to the foregoing, the term “confidential information” shall not include any information which at the time of disclosure was already generally available to and known by the public (other than as a result of its disclosure by the CEO in breach of his obligations herein).

13.2	If the CEO is required by applicable law, regulation or legal process to disclose any confidential information of the Company, the CEO shall notify the Company promptly so that, if practicable, the Company may seek to protect its interests, including a request for a hearing in chambers in connection with legal proceedings, or at the Company’s sole reasonable discretion, waive compliance with the terms of this Clause. In the event that no such hearing or other similar remedy is obtained, or if the Company waives compliance with the terms of this Clause, the CEO shall furnish only such portion of the confidential information which the CEO is advised by counsel is legally required.

13.3	Upon termination of this Agreement - for whatever reason - the CEO shall without undue delay return to the Company any papers, files, records or material in the CEO’s possession relating to the Company. The CEO may not exercise any lien on any such material.

14	Intellectual Property Rights

14.1	Ownership of and any right of exploitation to inventions, methods, know-how, patents, trademarks, texts, concepts, computer programmes, pictures, illustrations, drawings, designs, models, prototypes, formula, graphic images, concepts and other intellectual property rights (jointly referred to as “Rights”) that the CEO has developed, may develop or may participate in developing (whether alone or jointly with others) during the term of this Agreement, shall be conferred upon the Company without separate remuneration.

14.2	The Rights are conferred upon the Company regardless of whether the Rights were developed outside normal working hours for the Company, or whether the Rights were developed at the Company’s premises or elsewhere.

14.3	The CEO must immediately inform the Company in the event that Rights have been or can be expected to be fully or partly developed by the CEO.

14.4	The CEO undertakes (without separate remuneration) to provide the Company with every reasonable assistance in protecting, using and improving its Rights, including - but not limited to - signing all declarations, documents and permits and disclose all such information that the Company may regard as necessary or desirable for the purpose of (i) transferring, registering or obtaining the Rights in the name of the Company, and (ii) ensuring that the Company can obtain patent, utility, design, copyright or trademark protection anywhere in the world.

14.5	Transfer to the Company of copyrights in copyright protected material, products, etc. (jointly referred to as the “Material”) confers upon the Company an exclusive right to use the Material indefinitely in any way and in any form, all over the world and without restrictions. Moreover, the Company is entitled to make changes to the Material and to transfer fully or partly the copyright to others.

15	Termination and Retirement

15.1	This Agreement may be terminated by either party with six (6) months’ written notice. Notice must be given to expire at the end of a month.

15.2	The employment shall terminate without further notice at the end of the month in which the CEO attains the retirement age set out (from time to time) in the Danish Act on Discrimination on the Labour Market (in Danish: forskelsbehandlingsloven), presently seventy (70) years.

16	Severance Pay

16.1	If the Company terminates this Agreement and the CEO has not given just cause for such termination, or if the CEO has terminated the employment and the Company’s failure to meet its obligations has provided just cause for such termination, the CEO is entitled to a severance pay equal to eighteen (18) months’ base salary.

16.2	The severance pay shall be paid together with the CEO’s last salary. The severance pay does not generate other salary components.

17	Termination for Breach

17.1	In the event that the Company or the CEO commits a material breach of their respective obligations under this Agreement or the conditions precedent to the conclusion hereof, the Agreement may be terminated without notice (in Danish: ophævelse).

17.2	The party in breach of its obligations shall be liable to indemnify the other party for any loss suffered as a result of the breach.

18	IT Security

18.1	To the extent the Company deems it necessary for security reasons, for the operation of its systems and/or to ensure compliance with Company policies, the Company shall be entitled to log, read, print, copy, use and (re)produce any use of the Company’s IT facilities, including e-mails etc. sent or received by the CEO and files which the CEO has created, deleted, amended etc., regardless of whether these are marked “private” or similar. The Company is entitled to establish any kind of surveillance of its IT-facilities and/or measures for the protection hereof e.g. by way of “firewalls”.

19	Company Policies and Guidelines

19.1	The CEO is obliged to comply with the policies and guidelines which the Company has established and which have been made available to the CEO, including without limitation, all Company policies regarding Code of Conduct and Ethics, Whistleblower Policies, Improper Influence of Foreign Officials and all policies regarding trading in Company stock as well as the Company’s standard proprietary information and invention agreement. The CEO is obliged to keep himself up-to-date of any changes to the policies and guidelines.

19.2	Failure to comply with the Company’s policies and guidelines may have adverse consequences for the CEO’s employment.

20	Acceptance of Gifts

20.1	The CEO may not without the prior written consent of the Company accept any personal gift of whatever kind from any customer or supplier of the Company or any prospective customer or supplier of the Company. Exemptions from these provisions are minor gifts etc. such as wine gifts and similar presented at receptions and the like, and invitations for usual events such as football matches, client seminars etc.

21	Travels and Entertainment

21.1	Reasonable expenses properly incurred by the CEO and incurred in accordance with the Company’s standards for travels and entertainment shall be reimbursed by the Company upon presentation of invoices/receipts according to the Company’s rules in force from time to time.

22	Deductions from Wages

22.1	The Company shall be entitled to deduct from the CEO’s remuneration any and all sums the CEO may owe to the Company for, including but not limited to, the amount of any loan made by the Company to the CEO, any remuneration or expenses paid by the Company but subsequently disallowed by the Company.

23	Miscellaneous

23.1	The CEO shall keep the Company informed of his home address. Any notice of termination sent by the Company to the CEO to the last address provided by the CEO shall be deemed a legal and valid notice of termination.

23.2	The Danish Salaried Employees Act (in Danish: funktionærloven) shall not apply to the employment.

24	Choice of Law and Venue

24.1	Any dispute or claim arising out of or in connection with the CEO’s employment with the Company, including any dispute regarding the breach, termination or invalidity of the Agreement shall be settled by arbitration arranged by The Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by The Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

The place of the arbitration shall be Copenhagen. The language of the arbitration shall be English. The parties shall keep confidential that any dispute has arisen in connection with the CEO’s employment with the Company, that arbitration is pending as well as the outcome of such dispute whether in the form of a settlement, final award or otherwise.

Notwithstanding the foregoing, without resorting to prior arbitration and in addition to any other remedies provided by law, either party shall be entitled to seek temporary and permanent injunctive relief against any threatened or actual breach of this

Agreement or the continuation of any such breach in any court of competent jurisdiction.

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IN WITNESS HEREOF, the parties have executed this Agreement, in two identical copies each of which shall be deemed an original.

Parsippany, NJ	Copenhagen, Denmark
December 30, 2010	December 30, 2010

On behalf of the Company:

/s/ Rosanne Sargent	/s/ Nick Jensen
Rosanne Sargent	Nick Jensen
SVP Human Resources

/s/ Eric Schlezinger
Eric Schlezinger
EVP and General Counsel